UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2011 (February 18, 2011)

CRIMSON EXPLORATION INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12108 (Commission File Number)	20-3037840 (IRS Employer Identification Number)

717 Texas Ave., Suite 2900, Houston, Texas 77002
(Address of principal executive offices)

(713) 236-7400
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On February 18, 2011, Crimson Exploration, Inc. (the “Company”) completed an option exchange program (the “Exchange Program”) pursuant to which the Company exchanged outstanding options, each representing the right to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), granted under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) with an exercise price greater than $5.00 per share, vested and unvested (the “Eligible Options”), for new options to purchase Common Stock (the “New Options”).

The Exchange Program was effected with certain employees, including each of the Company’s named executive officers.  Under the Exchange Program, a total of 1,093,240 Eligible Options with a weighted average exercise price of $11.24 per share were exchanged for 1,093,240 New Options with an exercise price of $5.00 per share.  The table below sets forth the number of Eligible Options exchanged for an equivalent number of New Options and the weighted average exercise price of such Eligible Options held by each of the Company’s named executive officers.

	Eligible Options	Weighted Average Exercise Price
Allan D. Keel	500,000	$11.97
E. Joseph Grady	225,000	$11.38
Thomas H. Atkins	38,300	$11.60
Jay S. Mengle	45,000	$11.60
Tracy Price	90,000	$11.60
Total	898,300	$11.75

The Closing Price of the Common Stock on February 22, 2010 was $3.98.  All of the New Options will be subject to a vesting schedule providing for 25% of the New Options to vest annually over the first four years following February 18, 2011.

Due to an annual limitation in the number of options to purchase Common Stock that may be issued under the 2005 Plan, Allan D. Keel, the Company’s Chief Executive Officer, was limited to exchanging only the portion of Eligible Options held by him that was not in excess of such annual limitation. The Company may offer to exchange at a later date the remaining 175,000 Eligible Options that are held by Mr. Keel, and which have a weighted average exercise price of $9.70.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION INC. (Registrant)
/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President & Chief Financial Officer

Dated: February 23, 2011